EXHIBIT 1

         February 12, 1996
         FOR IMMEDIATE RELEASE

         Investor contacts:  Mary Gambee     Patricia Stanton
                             U.S. Bancorp    U.S. Bancorp
                             (503) 275-6524  (503) 275-5773

         Media contacts:     U.S. Bancorp    California Bancshares, Inc.
                             Mary Ruble      Joe Colmery
                             (503) 275-6200  (510)743-4201


               U.S. BANCORP TO ACQUIRE CALIFORNIA BANCSHARES, INC.

                     MOVE ENHANCES U.S. BANK OF CALIFORNIA'S
                           COMMERCIAL BANKING OPERATION

         PORTLAND, ORE. & SAN RAMON, CALIF -- U.S. Bancorp (Nasdaq:  USBC)

         and California Bancshares, Inc. (Nasdaq:  CABI) today announced the signing of a definitive agreement for U.S. Bancorp to acquire Cali-

         fornia Bancshares, the holding company for a multi-bank, 36-branch commercial banking operation serving the east San Francisco Bay

         Area and the Central Valley of Northern California.


                   Under terms of the agreement, which is subject to

         approval by regulators and California Bancshares shareholders,

         California Bancshares will be merged into U.S. Bancorp, and each share of California Bancshares common stock will be con-

         verted into .95 shares of U.S. Bancorp common stock.  The total value of the transaction is approximately $327 million, or

         $32.53 for each share of California Bancshares' common stock,

         based on the U.S. Bancorp stock closing price of $34.25 on Feb-

         ruary 9, 1996.  This transaction will be accounted for as a pooling of interest.


                   In connection with the agreement, California Banc-

         shares granted U.S. Bancorp an option to acquire 19.9 percent





         of California Bancshares stock, which could become exercisable under certain circumstances,


                   "The addition of this highly respected company to our

         U.S. Bank of California franchise provides entry into densely populated, growing markets that we have long had an interest in," said U.S. Bancorp Chairman and CEO, Gerry Cameron.  Be-

         sides building our California branch presence, this acquisition gives us an opportunity to leverage one of U.S. Bancorp's key strengths, our ability to attract and effectively serve a wide range of business customers.


                   "Under the direction of Pete Sinclair, we've made

         great progress in building a successful commercial enterprise in California," noted Cameron.  "The addition of California

         Bancshares will greatly accelerate our growth and performance in California."


                   California Bancshares is a $1.6 billion bank holding

         company with 10 commercial bank subsidiaries operating in com-

         munities throughout Alameda, Contra Costra, Stanislaus and San

         Joaquin counties, and one branch in northern Santa Clara

         county.  This highly profitable and well-capitalized organiza-

         tion was formed in 1991 by a merger between Northern California

         Community Bancorp and Mission Valley Bancorp, and has grown through subsequent acquisitions to its current size.


                   "We are delighted to enter into this agreement," said

         California Bancshares president and CEO, Joe Colmery.  "We feel



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         this affiliation will give us a significant competitive advan-

         tage and will clearly benefit our shareholders and customers.

         We will now be able to compete more effectively because we can offer both our business and retail customers a much wider array of products and services, greater banking convenience through a variety of traditional and technological avenues, and the fi-

         nancial resources of a $32 billion super-regional bank.


                   "Our business mix and culture mesh very well with

         U.S. Bancorp," said Colmery.  "We feel our employees will ben-

         efit from the increased opportunities presented in a much larg-

         er organization."


                   California Bancshares complements the current U.S.

         Bank of California operation which was formed by the acquisi-

         tion of eight companies in the late 1980s and early 1990s.

         This addition will increase U.S. Bank of California's operation of 57 branches in 22 northern counties to 93 branches in 27 counties.  It will also increase U.S. Bank of California's to-

         tal deposits by over 80 percent.


                   "We see opportunities to enhance revenues through the

         considerable number of additional products and services U.S.

         Bank can make available to California Bancshares business and retail customers, as well as the substantial number of new cus-

         tomers we can attract," said Pete Sinclair, U.S. Bank of Cali-

         fornia president and CEO.  "There are tremendous corporate and commercial real estate development opportunities, as well as




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         trust and investment opportunities in this new territory.  We are very excited to be in these markets.


                   "One of the most attractive features of this transac-

         tion is the addition of highly-skilled employees in key markets not already served by U.S. Bank of California," Sinclair added.

         "We are committed to making our neighborhoods better places in which to live, work and do business, and I am confident that these employees will help U.S. Bank of California to continue with its strong record of community reinvestment."


                   Because there is no overlap in branches, Sinclair

         said he expects the majority of California Bancshares branch employees to continue with the bank in the future.  "Customers can expect to deal with familiar faces," he noted.  Cost sav-

         ings will be created through the consolidations of California

         Bancshares administrative and back office operations.  The num-

         ber of positions to be eliminated due to the acquisition has not yet been determined.


                   The acquisition is expected to be completed during

         the second half of 1996; conversion of bank operations is slat-

         ed for the first quarter 1997.


                   California Bancshares is a $1.6 billion bank holding

         company which includes the following banks:  Alameda First Na-

         tional, Community First National, Modesto Banking Co., Com-

         mercial Bank of Fremont, Lamorinda National Bank, Centennial





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         Bank, Bank of San Ramon Valley, Westside Bank, Concord Commer-

         cial Bank and Bank of Milpitas.


                   Northwest-based U.S. Bancorp is one of the 30 largest

         bank holding companies in the nation, with assets of approxi-

         mately $32 billion.  The company provides comprehensive finan-

         cial products and services to consumers, businesses and corpo-

         rations, and to individual and institutional investors through subsidiary banks in six western states.


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